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                               [DoubleClick LOGO]



FOR IMMEDIATE RELEASE               CONTACT: Jennifer Blum
                                             DoubleClick Inc.
                                             212.381.5705
                                             jblum@doubleclick.net

                                             Adam Miller/David Sasso (Investors)
                                             Abernathy MacGregor Frank
                                             212.371.5999


                  DOUBLECLICK INC. TO ACQUIRE OPT-IN EMAIL.COM


NEW YORK, NY - DECEMBER 1, 1999 - DoubleClick Inc. (Nasdaq: DCLK), the industry's leading Internet advertising solutions company, announced today that the company has agreed to acquire Opt-In Email.com, a leader in Internet email marketing, publishing and list management, based in Boulder, Co., for an undisclosed amount. The all-stock transaction augments DoubleClick's previously announced suite of consent-based email marketing solutions.

As a premier Email Marketing Service Bureau, Opt-In Email.com delivers a complete range of content-based email communication programs for more than 25 clients, including online retailers, media firms, software and hardware companies. Clients include Metro-Goldwyn-Mayer, Mail.com, ShopNow.com, Microsoft and iWon.com. Opt-In Email.com can deliver more than 500,000 unique user messages per hour, and to date has delivered more than 1.3 billion emails.

On Monday, DoubleClick announced the launch of its email strategy with a comprehensive suite of email products called DARTmail. The product line is comprised of two new technology solutions, DARTmail for Publishers and DARTmail for Advertisers, and two new media solutions, DARTmail Prospect and DARTmail Network. Opt-In Email will be incorporated into the DARTmail for Advertisers product, providing DoubleClick's advertiser clients with full service campaign management solutions immediately, and accelerating DoubleClick's entry into this market segment.

Kevin O'Connor, CEO of DoubleClick, said, "As we have outlined in the past, our entry into email marketing was a high priority for us. As a result of this transaction, we will have the ability to immediately offer our clients an extensive e-marketing program, designed to more efficiently target consumers via email. Much like the DoubleClick model, Opt-In Email.com's suite of products offers its clients highly effective tools used in building, measuring and delivering comprehensive one-to-one marketing campaigns."



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About DoubleClick Inc.
DoubleClick Inc. (www.doubleclick.net) is a leading provider of comprehensive global Internet advertising solutions for marketers and Web publishers. Combining technology and media expertise, DoubleClick centralizes planning, execution, control, tracking and reporting for online media campaigns. DoubleClick Inc. has Global headquarters in New York City and maintains offices in Atlanta, Boston, Chicago, Detroit, Dallas, Dublin, Los Angeles, San Francisco, San Mateo, Seattle, Amsterdam, Barcelona, Copenhagen, Dusseldorf, Hamburg, Helsinki, Hong Kong, London, Madrid, Melbourne, Milan, Montreal, Munich, Oslo, Paris, Sao Paulo, Singapore, Stockholm, Sydney, Taipei, Tokyo and Toronto.

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This news release contains statements of a forward-looking nature relating to the future events or the future financial results of DoubleClick. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors which could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in DoubleClick's reports and documents filed from time to time with the Securities and Exchange Commission.